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                                                                 Exhibit 18.1



                      [Coopers & Lybrand LLP Letterhead]


                                                      April 13, 1998


United Auto Group, Inc.
375 Park Avenue
22nd Floor
New York, NY 10152

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have read management's justification for the change in accounting from the last-in, first-out method to the specific identification method contained in the Company's Form 10-K for the year ended December 31, 1997. Based on our reading of the data and discussions with Company officials about the business judgment and business planning factors relating to the change, we believe management's change to be reasonable. Accordingly, in reliance on management's determination as regards elements of business judgment and business planning, we concur that the newly adopted accounting principle described above is preferable in the Company's circumstances to the method previously applied.


                                     /s/ Coopers & Lybrand L.L.P.